AllianceBernstein International Research Growth Fund, Inc
Exhibit 77D

811-08527


77D - Policies with respect to security investment


At a meeting of the Board of Directors of AllianceBernstein
International Research Growth Fund, Inc. held on February 9, 2005, the following changes to non-fundamental investment policies of the Fund were approved and became effective as of May 16, 2005:


Non-Fundamental Investment Policies
     RESOLVED, that the Board of Directors hereby determines that the elimination or modification of IPG's non-fundamental investment policies and the adoption of new non-fundamental investment policies, substantially as indicated below, is advisable and in the best interests of IPG and its stockholders, and hereby approves the elimination, modification, or adoption of these non-fundamental investment policies.

Current Non-Fundamental             Proposed Non-Fundamental
Investment Policy                   Investment Policy

The Fund diversifies its            The Fund invests, under
investments among at least          normal circumstances, in the
four, and usually                   equity securities of
considerably more, countries.       companies based in at least
No more than 15% of the             three foreign countries.
Fund's total assets will be
invested in issuers in any
one foreign country, except
that the Fund may invest up
to 35% of its total assets in
the United Kingdom and Japan
and up to 25% of its total
assets in Canada, France,
Germany, Italy, The
Netherlands and Switzerland.
The Fund will invest in at
least four, and usually
considerably more, countries.

The Fund invests in companies       Eliminate.
with market values generally
in excess of $10 billion.

Normally, the Fund invests in       Eliminate.
about 45-60 companies.

The Fund may make secured           Eliminate.
loans of portfolio securities
of up to 30% of its total
assets.

The Fund may make short sales       Eliminate.
of securities or maintain
short positions of no more
than 5% of its net assets as
collateral for short sales.

The Fund may write covered          The Fund may purchase and
call and put options,               sell options and enter into
purchase put and call options       futures contracts, forward
on securities of the type in        contracts and other
which it is permitted to            derivatives.
invest and on exchange-traded
index options and write
uncovered options for cross
hedging purposes.

The Fund may purchase and           Eliminate.
write put and call options on
foreign currencies for
hedging purposes.

The Fund may purchase or sell       Eliminate.
forward contracts.

The Fund may enter into the         Eliminate.
purchase or sale of futures
contracts on fixed income
securities or foreign
currencies, or futures
contracts based on financial
indices, including any index
of U.S. Government securities,
foreign government securities,
or common stock and may
purchase and write options on
such futures contracts for
hedging purposes.

None. The Fund may not purchase securities on margin, except that the Fund may obtain such short-term credits as are necessary for the clearance of portfolio transactions, and the Fund may make margin payments in connection with futures contracts, options, forward contracts, swaps, caps, floors, collars and other financial instruments.

None. The Fund may invest in the securities of other investment companies, including exchange-traded funds, to the extent permitted under the 1940 Act or the rules and regulations thereunder (as such statute, rules or regulations may be amended from time to time) or by guidance regarding, interpretations of, or exemptive orders under, the 1940 Act or the rules or regulations thereunder published by appropriate regulatory authorities.